Exhibit 99.1

TEMPUR SEALY REPORTS SECOND QUARTER 2013 RESULTS

 – Reports Second Quarter GAAP EPS of $(0.03); Adjusted EPS of $0.36
– Lowers Financial Guidance for 2013

LEXINGTON, KY, July 25, 2013 – Tempur Sealy International, Inc. (NYSE: TPX), the world’s largest bedding provider, today announced financial results for the second quarter ended June 30, 2013. The Company also lowered its financial guidance for 2013.

SECOND QUARTER FINANCIAL SUMMARY

•	Earnings per diluted share ("EPS") under U.S. generally accepted accounting principles (“GAAP”) in the second quarter of 2013 were $(0.03), and reflect transaction and integration costs and a purchase price allocation (“PPA”) inventory adjustment related to the acquisition of Sealy Corporation (“Sealy”) as well as tax provision adjustments related to the repatriation of foreign earnings utilized in connection with the Sealy acquisition and interest fees related to the Company’s refinancing of its Term B loans under its senior secured credit facilities. Adjusted EPS were $0.36 in the second quarter of 2013 as compared to GAAP EPS of $0.45 in the second quarter of 2012. The Company completed its acquisition of Sealy in March 2013, and results for 2012 do not include the Sealy results of operations.

•	GAAP net loss in the second quarter of 2013 was $1.6 million. The Company reported adjusted net income of $22.3 million for the second quarter of 2013 as compared to GAAP net income of $29.1 million in the second quarter of 2012. For additional information regarding adjusted EPS and adjusted net income (which are non-GAAP measures), please refer to the reconciliations and other information included in the attached schedules.

•	Total net sales increased 100.5% to $660.6 million in the second quarter of 2013 from $329.5 million in the second quarter of 2012. The net sales increase was due to the inclusion of $344.6 million of Sealy net sales for the second quarter of 2013.

•	Gross profit margin was 38.6% as compared to 50.7% in the second quarter of 2012. The gross profit margin decreased primarily as a result of the inclusion of Sealy, which has lower margins than the Tempur North America and Tempur International segments, changes in product mix and higher new product launch costs, offset partially by improved efficiencies in manufacturing and distribution and lower sourcing costs.

•	Operating income was $44.0 million, or 6.7% of net sales as compared to $47.5 million in the second quarter of 2012. Operating income included $11.9 million of transaction and integration costs related to the Sealy acquisition. Excluding these costs, the higher operating income reflects the inclusion of Sealy.

•	Adjusted EBITDA (which is a non-GAAP measure) for the second quarter of 2013 was $84.2 million as compared to $60.0 million in the second quarter of 2012.

•	The Company ended the quarter with consolidated funded debt less qualified cash of $1.9 billion. The ratio of consolidated funded debt less qualified cash to adjusted EBITDA was 4.6 times, calculated on a combined basis for Tempur-Pedic and Sealy in accordance with the Company’s new senior secured credit facility. For additional information regarding adjusted EBITDA and consolidated funded debt less qualified cash (which are non-GAAP measures) please refer to the reconciliations and other information included in the attached schedules.

Tempur Sealy International, Inc. CEO Mark Sarvary commented, "The steps we have taken to return Tempur North America to growth are appropriate, but are taking longer than expected.  As a result we are lowering our financial outlook for the full year.  We are pleased with the performance of the rest of our portfolio. Both Sealy and Tempur International net sales were in line with our projections for the second quarter. The integration with Sealy continues to progress well, cost synergies are being realized ahead of plan, and we are more confident than ever that the combination provides significant competitive advantage."

Business Segment Highlights
The Company’s business segments include Tempur North America, Tempur International, and Sealy. The Company’s “Bedding” product sales include mattresses, foundations, and adjustable foundations and “Other products” include pillows and various other comfort products and components.

Tempur North America net sales decreased 4.9% to $215.5 million in the second quarter of 2013 from $226.6 million in the second quarter of 2012.  Bedding net sales decreased 5.2% to $199.5 million from $210.5 million in the second quarter of 2012.  Net sales of Other products decreased 0.6% to $16.0 million from $16.1 million in the second quarter of 2012.

Tempur International net sales decreased 2.3% to $100.5 million in the second quarter of 2013 from $102.9 million in the second quarter of 2012.  Bedding net sales decreased 6.1% to $73.9 million in the second quarter of 2013 from $78.7 million in the second quarter of 2012.  Net sales of Other products increased 9.9% to $26.6 million from $24.2 million in the second quarter of 2012.

Sealy net sales for the second quarter of 2013 were $344.6 million.  Bedding net sales were $325.1 million and net sales of Other products were $19.5 million.

Charges and Other Costs
The Company incurred various charges as a result of the Sealy acquisition. Transaction costs recorded in the second quarter of 2013 were $5.4 million and integration costs were $6.5 million. In addition, the Company incurred $8.7 million in prepayment premium fees related to the Company’s refinancing of its Term B loans under its senior secured credit facilities, which was completed in May 2013, and a PPA inventory adjustment of $4.5 million as a result of the Sealy acquisition.

Financial Guidance
The Company lowered its financial guidance for 2013.

The following guidance commentary reflects current expectations with respect to a full year of Tempur-Pedic results and Sealy results from March 18, 2013:

•	Net sales to range from $2.425 billion to $2.450 billion
•	Adjusted EBITDA to range from $370 million to $385 million
•	Adjusted EPS to range from $2.25 to $2.40 per diluted share, including depreciation and amortization of approximately $0.14 per share associated with the Sealy PPA

The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control. The Company noted its adjusted EBITDA and adjusted EPS guidance does not include transaction and integration costs related to the Sealy acquisition.

Conference Call Information
Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, July 25, 2013 at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Forward-looking Statements
This release contains "forward-looking statements," within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "guidance," "anticipates," "projects," "plans," "proposed," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding steps taken to  restore growth in the Tempur North America segment, integration, cost synergies, revenue synergies and growth, and expectations regarding the Company's net sales, adjusted EBITDA and adjusted EPS for 2013 and related assumptions. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include risks associated with the Company's new capital structure and increased debt level; the ability to successfully integrate Sealy into the Company's operations and realize cost and revenue synergies and other benefits from the transaction; general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; changes in interest rates; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company's reported earnings; consumer acceptance of the Company's products; industry competition; the efficiency and effectiveness of the Company's advertising campaigns and other marketing programs; the Company's ability to increase sales productivity within existing retail accounts and to further penetrate the Company's retail channel, including the timing of opening or expanding within large retail accounts and the timing of product launches; the Company's ability to expand brand awareness, distribution and new products; the Company's ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company's  operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; the outcome of various pending tax audits or other tax proceedings; changing commodity costs; the risk that the Company's final  purchase price allocation relating to the Sealy acquisition could be significantly different from the Company's initial estimated purchase price allocation; and the effect of future legislative or regulatory changes.

Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's 2012 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors." Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company
Tempur Sealy International, Inc. (NYSE: TPX) is the world’s largest bedding provider. Tempur Sealy International develops, manufactures and markets mattresses, foundations, pillows and other products.  The Company’s brand portfolio includes many of the most highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy®, Sealy Posturepedic®, Optimum™ and Stearns & Foster®. World headquarters for Tempur Sealy International, Inc. is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact:
Mark Rupe
Vice President
Tempur Sealy International, Inc.
800-805-3635

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In millions, except per common share amounts)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Chg %	2013	2012	Chg %
Net sales	$660.6	$329.5	100.5%	$1,050.7	$713.9	47.2%
Cost of sales	405.7	162.6		607.4	341.0
Gross profit	254.9	166.9	52.7%	443.3	372.9	18.9%
Selling and marketing expenses	139.8	83.7		226.2	167.0
General, administrative and other expenses	76.3	35.7		135.0	72.3
Equity in earnings of unconsolidated affiliates	(1.1)	―		(1.3)	―
Royalty income, net of royalty expense	(4.1)	―		(5.1)	―
Operating income	44.0	47.5	-7.4%	88.5	133.6	-33.8%

Other expense, net:
Interest expense, net	35.7	4.1		63.6	8.2
Other expense (income), net	1.6	(0.5)		3.1	―
Total other expense	37.3	3.6		66.7	8.2

Income before income taxes	6.7	43.9	-84.7%	21.8	125.4	-82.6%
Income tax provision	(8.8)	(14.8)		(11.4)	(40.1)
Net (loss) income	(2.1)	29.1		10.4	85.3
Less: net (loss) attributable to non- controlling interest	(0.5)	―		(0.5)	―
Net (loss) income attributable to Tempur Sealy International, Inc.	$(1.6)	$29.1	-105.5%	$10.9	$85.3	-87.2%

(Loss) earnings per common share:
Basic	$(0.03)	$0.46		$0.18	$1.35
Diluted	$(0.03)	$0.45		$0.18	$1.31
Weighted average common shares outstanding:
Basic	60.4	62.9		60.2	63.4
Diluted	60.4	64.3		61.5	65.0

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In millions)

	June 30,	December 31,
	2013	2012
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$101.4	$179.3
Accounts receivable, net	331.6	129.8
Inventories, net	179.6	93.0
Receivables from escrow	―	375.0
Prepaid expenses and other current assets	50.8	41.4
Deferred income taxes	35.8	2.6
Total Current Assets	699.2	821.1
Property, plant and equipment, net	415.1	186.0
Goodwill	747.9	216.1
Other intangible assets, net	764.0	63.1
Deferred income taxes	9.8	10.4
Other non-current assets	80.3	16.3
Total Assets	$2,716.3	$1,313.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$150.1	$85.8
Accrued expenses and other current liabilities	192.7	81.4
Deferred income taxes	0.5	26.5
Income taxes payable	18.4	15.5
Current portion of long-term debt	39.4	―
Total Current Liabilities	401.1	209.2
Long-term debt	1,903.3	1,025.0
Deferred income taxes	291.9	31.4
Other non-current liabilities	82.4	25.1
Total Liabilities	2,678.7	1,290.7

Redeemable non-controlling interest	10.8	―

Total Stockholders’ Equity	26.8	22.3
Total Liabilities and Stockholders’ Equity	$2,716.3	$1,313.0

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In millions)
(unaudited)
	Six Months Ended
	June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10.9	$85.3
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	31.4	17.6
Amortization of stock-based compensation	8.2	7.4
Amortization of deferred financing costs	4.0	0.7
Write-off of deferred financing costs	4.7	―
Bad debt expense	(0.5)	1.3
Deferred income taxes	(51.6)	(7.2)
Equity in earnings of unconsolidated affiliates	(1.3)	―
Foreign currency adjustments and other	0.9	0.8
Changes in operating assets and liabilities	(18.2)	(19.4)
Net cash (used in) provided by operating activities	(11.5)	86.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business, net of cash acquired	(1,172.9)	(1.7)
Purchases of property, plant and equipment	(19.3)	(20.6)
Other	2.1	―
Net cash used in investing activities	(1,190.1)	(22.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from 2012 credit agreement	2,368.8	―
Repayments of 2012 credit agreement	(926.6)	―
Proceeds from issuance of senior notes	375.0	―
Proceeds from 2011 credit agreement	46.5	245.5
Repayments of 2011 credit agreement	(696.5)	(149.0)
Proceeds from issuance of common stock	5.5	10.1
Excess tax benefit from stock based compensation	3.5	9.7
Treasury shares repurchased	―	(152.6)
Payments of deferred financing costs	(51.9)	(0.1)
Other	(0.2)	(2.3)
Net cash provided by (used in) financing activities	1,124.1	(38.7)
NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(0.4)	(2.7)
(Decrease) Increase in cash and cash equivalents	(77.9)	22.8
CASH AND CASH EQUIVALENTS, beginning of period	179.3	111.4
CASH AND CASH EQUIVALENTS, end of period	$101.4	$134.2

Summary of Channel Sales

The following table highlights net sales information, by channel and by segment, for the three months ended June 30, 2013 and 2012:

	CONSOLIDATED		TEMPUR NORTH AMERICA		TEMPUR INTERNATIONAL		SEALY
(in millions)	2013	2012	2013	2012	2013	2012	2013	2012
Retail	$602.1	$288.1	$201.7	$205.9	$78.6	$82.2	$321.8	$	―
Direct	30.3	25.4	10.6	17.7	11.4	7.7	8.3		―
Other	28.2	16.0	3.2	3.0	10.5	13.0	14.5		―
	$660.6	$329.5	$215.5	$226.6	$100.5	$102.9	$344.6	$	―

Summary of Product Sales

The following table highlights net sales information, by product and by segment, for the three months ended June 30, 2013 and 2012:

	CONSOLIDATED		TEMPUR NORTH AMERICA		TEMPUR INTERNATIONAL		SEALY
(in millions)	2013	2012	2013	2012	2013	2012	2013	2012
Bedding	$598.5	$289.2	$199.5	$210.5	$73.9	$78.7	$325.1	$	―
Other products	62.1	40.3	16.0	16.1	26.6	24.2	19.5		―
	$660.6	$329.5	$215.5	$226.6	$100.5	$102.9	$344.6	$	―

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(In millions, except per common share amounts)

The Company provides information regarding adjusted net income, adjusted earnings per share, earnings before interest, taxes, depreciation, and amortization (EBITDA), adjusted EBITDA, and consolidated funded debt and consolidated funded debt less qualified cash, which are not recognized terms under U.S. GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to net income as a measure of operating performance or total debt. A reconciliation of adjusted net income and adjusted earnings per share is provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various costs associated with the acquisition of Sealy. A reconciliation of EBITDA and adjusted EBITDA to the Company’s net income and a reconciliation of total debt to consolidated funded debt are also provided below. Management believes that the use of EBITDA, adjusted EBITDA, consolidated funded debt and consolidated funded debt less qualified cash also provides investors with useful information with respect to the terms of the Company’s new debt agreements and the Company’s compliance with key financial covenants. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of net loss to adjusted net income

The following table sets forth the reconciliation of the Company’s reported GAAP net loss for the three months ended June 30, 2013 to the calculation of adjusted net income for the three months ended June 30, 2013:

(in millions, except per share amounts)	Three Months Ended June 30, 2013
GAAP net loss	$(1.6)
Plus:
Transaction costs, net of tax (1)	3.7
Integration costs, net of tax (1)	4.5
Long term debt refinance, net of tax (2)	6.0
Inventory step-up, net of tax (3)	3.1
Adjustment of taxes to normalized rate (4)	6.6
Adjusted net income	$22.3

GAAP earnings per share, diluted	$(0.03)
Transaction costs, net of tax (1)	0.06
Integration costs, net of tax (1)	0.07
Long term debt refinance, net of tax (2)	0.10
Inventory step-up, net of tax (3)	0.05
Adjustment of taxes to normalize rate (4)	0.11
Adjusted earnings per share, diluted	$0.36

Diluted shares outstanding	61.6

(1)	Transaction and integration represents costs, including legal, professional fees and charges to align the businesses related to the Sealy acquisition.
(2)	Refinance costs represents the interest and fees incurred in connection with the refinancing of the Term B Facility which occurred in May 2013.
(3)	PPA inventory step-up represents the reversal of the fair value adjustment associated with the Sealy acquisition.
(4)
Adjustment of taxes to normalized rate represents adjustments associated with the repatriation of foreign earnings utilized in connection with the Sealy acquisition and the tax impacts of transaction costs.

Reconciliation of net loss to EBITDA and adjusted EBITDA

The following table sets forth the reconciliation of the Company’s reported net loss to the calculation of EBITDA and adjusted EBITDA for the three months ended June 30, 2013:

Three months ended
(in millions)	June 30, 2013
EBITDA
GAAP net loss	$(1.6)
Interest expense	35.7
Income taxes	8.8
Depreciation & amortization	24.9
EBITDA	$67.8

Adjustments for financial covenants:
Transaction costs	5.4
Integration costs	6.5
Inventory revaluation	4.5
Adjusted EBITDA	$84.2

The following table sets forth a mathematical combination related to the calculation of adjusted EBITDA in accordance with the Company’s new senior secured credit facility. The following table provides useful information about how the senior secured credit facility treats adjusted EBITDA and sets forth a calculation, for the Company and Sealy on a combined basis, of reported net income to the calculation of EBITDA and adjusted EBITDA for the twelve months ended June 30, 2013:

Combined (1)
(in millions)
EBITDA
GAAP net income (loss)	$25.3
Interest expense	141.2
Income taxes	93.6
Depreciation & amortization	77.9
EBITDA	$338.0

Adjustments for financial covenants:
Transaction costs	35.1
Integration costs	9.0
Refinancing charges	3.2
Non-cash compensation	4.9
Restructuring and impairment related charges	8.5
Discontinued operations	4.5
Other	9.8
Adjusted EBITDA	$413.0

This information is presented solely for the purpose of providing information to investors regarding the Company’s compliance with certain financial covenants  in its new senior secured credit facility that are based on adjusted EBITDA. This information does not include the pro forma adjustments that would be required under Regulation S-X for pro forma financial information, and does not reflect future events that may occur after June 30, 2013 or any operating efficiencies or inefficiencies that may result from the Sealy acquisition and related financing. Therefore, the information is not necessarily indicative of results that would have been achieved had the businesses been combined during the periods presented or the results that the Company will experience going forward.

(1)
Combined includes the mathematical combination of the Company’s historical financial results for the twelve months ended June 30, 2013 and Sealy’s historical financial results for the pre-acquisition period from May 28, 2012 through March 3, 2013. Results for Sealy for periods prior to the Sealy acquisition do not give effect to any purchase accounting considerations.

Reconciliation of consolidated funded debt less qualified cash

The following table sets forth the reconciliation of the Company’s reported debt to the calculation of consolidated funded debt less qualified cash as of June 30, 2013. “Consolidated funded debt” and “qualified cash” are terms used in the Company’s new senior secured credit facility for purposes of certain financial covenants.

As of
(in millions)	June 30, 2013
GAAP basis debt	$1,942.7
Plus:
Letters of credit outstanding	18.4
Consolidated funded debt	1,961.1
Less:
Domestic qualified cash (1)	$38.0
Foreign qualified cash (1)	38.0
Consolidated funded debt less qualified cash	$1,885.1

(1)
Qualified cash as defined in the credit agreement equals 100.0% unrestricted domestic cash plus 60.0% of unrestricted foreign cash. For purposes of calculating leverage ratios, qualified cash is capped at $150.0 million.

Calculation of consolidated funded debt less qualified cash to Adjusted EBITDA

As of
($ in millions)	June 30, 2013
Consolidated funded debt less qualified cash	$1,885.1
Adjusted EBITDA	413.0
4.6 times (1)

(1)
The Company’s new senior secured credit facility includes a financial covenant requiring that the ratio of consolidated funded debt to adjusted EBITDA be less than 5.5 times from March 18, 2013 through September 30, 2013, and less than 5.25 times from October 1, 2013 through December 31, 2013.